Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

FIXED RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES M

OF

CAPITAL ONE FINANCIAL CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Capital One Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. At a meeting of the Board of Directors (the “Board”) of the Corporation convened and held on July 29, 2026, the Board duly adopted resolutions authorizing (a) the redemption of the outstanding 1,000,000 shares of the Corporation’s Series M Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock (the “Series M Preferred Stock”), (b) the cancellation of all outstanding shares of the Series M Preferred Stock following such redemption, (c) the filing of a Certificate of Elimination with respect to the Series M Preferred Stock, and (d) the Proper Officers of the Corporation, in the name of and on behalf of the Corporation, to make, execute and deliver, or cause to be made, executed and delivered, all such officers’ certificates and such other agreements, undertakings, documents or instruments and to take or cause to be taken any and all further actions any of them shall approve as necessary, desirable or appropriate to carry out the purpose and intent of the transactions contemplated by any of the foregoing resolutions, with the taking of any such action conclusively establishing the validity thereof.

2. All shares of the Series M Preferred Stock have been redeemed.

3. The “Proper Officers” include the Chief Executive Officer; the Chief Financial Officer; the General Counsel; the Treasurer; the Managing Vice President, Corporate Treasury, Assistant Treasurer; the Vice President, Treasury Strategy & Execution; the Corporate Secretary, and such other officers as may be designated in writing by any of them.

4. Franco E. Harris, in his capacity as a Proper Officer, has certified the resolutions set forth below, authorizing a decrease in the number of shares designated as Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, $0.01 par value per share, from 1,000,000 shares to zero shares.

5. Pursuant to Section 151 of the General Corporation Law of the State of Delaware, such resolutions shall have the effect of eliminating from the certificate of incorporation of the Corporation all matters set forth in the Certificate of Designations of the Series M Preferred Stock.

6. No shares of Series M Preferred Stock remain issued and outstanding.

NOW, THEREFORE, BE IT RESOLVED, that following redemption of the Series M Preferred Stock, no further shares of Series M Preferred Stock shall be issued subject to the Certificate of Designations of the Series M Preferred Stock previously filed by the Corporation with the Secretary of State of the State of Delaware on June 9, 2021 (the “Series M Certificate of Designations”);

FURTHER RESOLVED, that following redemption of the Series M Preferred Stock, the number of shares designated as Series M Preferred Stock be reduced to zero, which is the number issued and outstanding following the redemption of all the shares of Series M Preferred Stock by the Corporation, in order to allow the 1,000,000 redeemed shares to resume their status as authorized but undesignated shares of preferred stock of the Corporation, $0.01 par value per share, pursuant to Section 151 of the General Corporation Law of the State of Delaware, such shares thereafter to be available for designation in the future as part of a different series;

FURTHER RESOLVED, that the Proper Officers of the Corporation be, and each of them hereby is, authorized and directed, in the name of and on behalf of the Corporation, to execute a Certificate of Elimination of the Series M Preferred Stock, as well as such other certificates or instruments as may be required, to be filed with the Secretary of State of the State of Delaware to evidence the reduction in the number of shares designated as Series M Preferred Stock and the elimination from the certificate of incorporation of the Corporation all matters set forth in the Series M Certificate of Designations, such elimination to be effective upon the filing with the Secretary of State of the State of Delaware of such Certificate of Elimination of the Series M Preferred Stock;

FURTHER RESOLVED, that any specific resolutions that may be required to have been adopted by the Board of Directors of the Corporation in connection with the actions contemplated by the foregoing resolutions be, and they hereby are, adopted, and the Proper Officers of the Corporation be, and each of them hereby is, authorized to certify as to the adoption of any and all such resolutions and attach such resolutions hereto;

FURTHER RESOLVED, that the Proper Officers of the Corporation be, and each of them hereby is, authorized and empowered, in the name of and on behalf of the Corporation, to negotiate, execute and deliver from time to time one or more exchange agent agreements, redemption agent agreements, or other administrative agreements as may be necessary or desirable in connection with the redemption of the Series M Preferred Stock, together with all documents ancillary thereto and to take all such actions, to pay all fees and expenses and to prepare, execute, deliver, file or perform all agreements, applications, notices, certificates, instruments or other documents that may be necessary or desirable to notify the registrar, transfer agent and redemption agent for the Series M Preferred Stock of the redemption of the Series M Preferred Stock and the transactions contemplated thereby; and

FURTHER RESOLVED, that any and all prior actions heretofore taken by any Proper Officer or director of the Corporation in connection with, or otherwise in contemplation of, the transactions contemplated by any of the foregoing resolutions be, and hereby are, ratified, confirmed, adopted and approved in all respects.

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IN WITNESS WHEREOF, Capital One Financial Corporation has caused this Certificate of Elimination to be signed by the undersigned as of this 1st day of September, 2026.

/s/ Franco E. Harris
Franco E. Harris
Managing Vice President, Corporate Treasury, Assistant Treasurer

[Signature Page to Series M Preferred Stock Certificate of Elimination]